EXHIBIT 99.1
 NEWS from Carrington
 FOR IMMEDIATE RELEASE
                                   For Information Contact:
                                   Carlton E. Turner, Chief Executive Officer
                                   (972) 518-1300


                  CARRINGTON REPORTS 2006 FINANCIAL RESULTS
                  -----------------------------------------
        Webcast/Conference Call Monday, April 2nd at 4:30 p.m. Eastern


 IRVING, TEXAS ---- April 2, 2007 ---- Carrington Laboratories, Inc. (Nasdaq: CARN) reported revenue of $27.4 million and a net loss of $7.6 million, or ($0.70) per basic and diluted share, for the year ended December 31, 2006.

 Excluding net expenses of $3.1 million for funding of DelSite Biotechnologies, Inc., the company's drug delivery subsidiary, the pro forma loss for 2006 was $4.5 million. 2005's net loss, including DelSite net costs of $3.4 million, was $5.3 million, or ($0.50) per basic and diluted share, on company-wide revenue of $28 million.

 Consumer services revenue grew in 2006 to $16.6 million from $15.8 million a year ago, paced mainly by an increase in specialty manufacturing and raw material orders in the fourth quarter. This growth offset declines in medical services revenues as a result of maturity of a multi-year contract. Medical services revenues dropped to $8.8 million from $10.5 million a year ago, as royalty income declined by $1.9M from $2.3 million to $417,000.

 Revenue for the fourth quarter ended December 31, 2006 increased to $6.7 million from $5.8 million in the year-ago period. It was the second consecutive quarter where sales increased over both the previous quarter and the same quarter last year. The pro forma loss for the quarter was $1.5 million before accounting for net funding of DelSite, which brought the final net loss to $2.2 million, or ($0.20) per basic and diluted share. The year-ago fourth quarter's final net loss, including DelSite net expenses of $826,000, was $3.8 million, or ($0.35) per basic and diluted share.

 "Our 2006 consumer services revenue benefited in the fourth quarter from the purchases by a major customer. We also executed a three-year supply agreement for our cGMP-processed Manapol[R] raw material and we are seeing solid growth in our specialty products group," noted Carlton E. Turner, PhD, Carrington's president and chief executive officer.

 "Other segments of our business continue to show strong promise," Turner continued. "DelSite's technology continues to provide both scientific and early commercial validation of its potential to stabilize cold-chain drugs at room temperature, to boost immunogenicity of vaccine products and to allow needle-free administration of injectable drugs with enhanced stability at room temperature."

 "Formal evaluation and licensing agreements are growing in number and diversity. Since June of 2006, DelSite has entered into agreements with the International Vaccine Institute, EndoBiologics, AriaVax, ElSohly Labs, NIH/NIAID and the National Cancer Institute, all of which are focused on enhancing delivery and/or performance of vaccines or therapeutics for preventing or treating diseases that range from influenza (epidemic and pandemic) and cervical cancer to shigellosis, HIV and sublingual administration of vaccines."

 Dr. Turner added that subsequent to the year's end, Carrington's Veterinary Medical Division, which under new leadership has expanded with new products, signed an important marketing agreement with Veterinary Products Laboratories for Carrington's injectable Acemannan Immunostimulant[TM], approved to market by the U.S. Department of Agriculture (USDA). "This agreement paves the way for more intense focus on the balance of its veterinary products portfolio."

 Turner continued, "With changes in our sales force, new raw materials, new products and our operations focusing on producing better gross margins, we have every reason to expect that our core business will return to profitability, but not enough to fully fund DelSite's and the Phase I Safety with the avian flu (H5N1). The expected filing date of the Investigative New Drug Application (IND) is in the fourth quarter.


 Conference Call Information

 Investors are invited to listen to the conference call by dialing 800-510-9836 in the US or 617-614-3670 internationally, shortly before the call begins at 4:30 p.m., Eastern. The pass code is 11119099. The call is also being web cast by CCBN and can be accessed at Carrington's web site at www.carringtonlabs.com. A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the US and 617-801-6888 internationally. The pass code for the replay is 41537346.

 The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).


 About Carrington

 Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.


 Non-GAAP Financial Information

 This press release contains the non-generally accepted accounting principle financial measure of Pro forma profit and loss which is defined as net income or loss excluding net DelSite expenses. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's profitability before funding the research and development activities of its DelSite subsidiary. Pro forma profit and loss is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income or loss is included in the following tables.


      Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed November 14, 2006.


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

                       CARRINGTON LABORATORIES, INC.
              Condensed Consolidated Statements of Operations
                 (in thousands, except per share amounts)


                                       Three Months Ended  Twelve Months Ended
                                         December 31,          December 31,
                                         2006      2005       2006      2005
                                        ------    ------     ------    ------
                                    (unaudited) (unaudited) (audited) (audited)
 Revenue:
 Medical Services                      $ 2,034   $ 2,124    $ 8,417   $ 8,244
 Royalty income                            104       447        417     2,299
                                        ------    ------     ------    ------
 Medical Services, total                 2,138     2,571      8,834    10,543
 Consumer Services                       4,118     3,028     16,583    15,794
 Grant income, DelSite                     483       210      1,989     1,624
                                        ------    ------     ------    ------
 Total revenues                          6,739     5,809     27,406    27,961

 Cost and expenses:
 Cost of product sales                   5,328     4,935     20,586    18,581
 Selling, general and administrative     2,009     3,243      7,662     8,731
 Research and development                  135       165        670       822
 Research and development-DelSite        1,105     1,036      5,090     4,974
 Other (income) expense                     27         1         (9)     (131)
 Interest expense, net                     291       179      1,014       301
                                        ------    ------     ------    ------
 Net income (loss) before income taxes  (2,156)   (3,750)    (7,607)   (5,317)
 Provision for income taxes                  -        19          -        19
                                        ------    ------     ------    ------
 Net income (loss)                     $(2,156)  $(3,769)   $(7,607)  $(5,336)
                                        ======    ======     ======    ======

 Net income (loss) per common share -
   Basic and diluted                   $ (0.20)  $ (0.35)   $ (0.70)  $ (0.50)

 Weighted average shares outstanding -
   basic                                10,891    10,798     10,855    10,762
 Weighted average shares outstanding -
   diluted                              10,891    10,798     10,855    10,762

 Reconciliation of Non-GAAP Financial
 Measures:

 Net income (loss):                    $(2,156)  $(3,769)   $(7,607)  $(5,336)
 Less: DelSite grant income                483       210      1,989     1,624
 Plus: DelSite expenses                  1,105     1,036      5,090     4,974
                                        ------    ------     ------    ------
 Pro forma profit (loss)
   before DelSite                      $(1,534)  $(2,943)   $(4,506)  $(1,986)
                                        ======    ======     ======    ======

                        CARRINGTON LABORATORIES, INC.
                    Condensed Consolidated Balance Sheets
                              (in thousands)

                                                  December 31,  December 31,
                                                      2006         2005
                                                     ------       ------
                                                   (audited)    (audited)
 ASSETS:
 Current Assets:
 Cash and cash equivalents                          $   878      $ 6,262
 Accounts receivable, net                             2,659        2,679
 Inventories, net                                     3,405        4,705
 Prepaid expenses                                       155          392
                                                     ------       ------
 Total current assets                                 7,097       14,038
 Property, plant and equipment, net                   6,093        6,755
 Customer relationships common, net                     199          392
 Other assets common, net                               609          804
                                                     ------       ------
        Total assets                                $13,998      $21,989
                                                     ======       ======
 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Current Liabilities:
 Line of credit                                     $ 1,811      $ 1,812
 Accounts payable                                     1,324        2,092
 Accrued liabilities                                  1,820        1,585
 Current portion of long-term debt
   and capital lease obligations                        203          188
 Deferred revenue                                       903        1,386
                                                     ------       ------
 Total current liabilities                          $ 6,061      $ 7,063
 Long-term debt and capital lease obligations,
   net of debt discount                               3,745        3,418
 Commitments and contingencies                            -            -

 Shareholders' Equity:
 Common stock                                           109          108
 Capital in excess of par value                      57,475       57,185
 Accumulated deficit                                (53,389)     (45,782)
 Treasury stock at cost                                  (3)          (3)
                                                     ------       ------
 Total shareholders' equity                           4,192       11,508
                                                     ------       ------
 Total liabilities and shareholders' equity         $13,998      $21,989
                                                     ======       ======

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